Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK

General

The following description of the capital stock of Sagimet Biosciences, Inc. (the “Company,” “we,” “us,” and “our”) summarizes certain provisions of our eleventh amended and restated certificate of incorporation (“certificate of incorporation”), and our second amended and restated bylaws (“bylaws”). This description is qualified in its entirety by reference to the full text of our certificate of incorporation and bylaws, copies of which have been filed with the Securities Exchange Commission as exhibits to this Annual Report on Form 10-K.

Our certificate of incorporation authorizes capital stock consisting of 500,000,000 shares of Series A common stock, par value $0.0001 per share, 15,000,000 shares of Series B common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. All of our authorized shares of preferred stock are undesignated.

Series A common stock and Series B common stock

Holders of our Series A common stock and our Series B common stock have identical rights, provided that, (i) except as otherwise expressly provided in our certificate of incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, holders of our Series A common stock are entitled to one vote per share of Series A common stock, and holders of our Series B common stock are not entitled to any votes per share of Series B common stock, including for the election of directors, and (ii) holders of our Series A common stock have no conversion rights, while holders of our Series B common stock have the right to convert each share of our Series B common stock into one share of Series A common stock at such holder’s election, provided that as a result of such conversion, such holder would not beneficially own in excess of 4.99% of any series of our securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”), except as expressly provided for in our certificate of incorporation. However, this ownership limitation may be increased or decreased to any other percentage designated by such holder of Series B common stock upon 61 days’ notice to us. Our Series A common stock and Series B common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Series A common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Series A common stock and Series B common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our Series A common stock and Series B common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of our Series A common stock and Series B common stock have no preemptive rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our Series A common stock and Series B common stock. All outstanding shares of our Series A common stock and Series B common stock are duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our Series A common stock and Series B common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred stock

Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The issuance of preferred stock with voting or conversion rights could adversely affect the voting power or other rights of the holders of the Series A common stock or the Series B common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our Series A common stock and Series B common stock and may adversely affect the market price of the Series A common stock and the voting and other rights of the holders of Series A common stock and Series B common stock. We have no current plans to issue any shares of preferred stock.

Registration rights

Certain holders of shares of our Series A common stock and Series B common stock are entitled to certain rights with respect to registration of such shares under the Securities Act of 1933, as amended (the “Securities Act”). These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our amended and restated investors’ rights agreement and are described in additional detail below. The registration of shares of our Series A common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay all registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions and limitations, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire no later than four years after the closing of our initial public offering.

Demand registration rights

Certain holders of our Series A common stock, including shares issuable upon conversion of our Series B common stock, are entitled to certain demand registration rights. The holders of at least 35% of these shares may request that we register all or a portion of their shares. We are not required to effect more than two registration statements which are declared or ordered effective. Such request for registration must cover shares with an anticipated aggregate offering price of at least $5 million.

Piggyback registration rights

Certain holders of our Series A common stock, including shares issuable upon conversion of our Series B common stock, are entitled to certain piggyback registration rights if we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions. Such holders are entitled to notice of the registration and to include their shares of registrable securities in the registration, subject to certain marketing and other limitations.

Form S-3 registration rights

Certain holders of our Series A common stock, including shares issuable upon conversion of our Series B common stock, are entitled to certain Form S-3 registration rights. Holders of a majority of these shares can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3 and if the reasonably anticipated aggregate net proceeds of the shares offered would equal or exceed $1 million. We will not be required to effect more than two registrations on Form S-3 within any twelve-month period.

Anti-takeover provisions

The provisions of Delaware law, our certificate of incorporation and our bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Certificate of incorporation and bylaws

Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of Series A common stock are able to elect all of our directors. Our certificate of incorporation and our bylaws provide for stockholder actions at a duly called meeting of stockholders. A special meeting of stockholders may be called by a majority of our board of directors. Our bylaws have established an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms.

The foregoing provisions make it more difficult for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated redeemable convertible preferred stock makes it possible for our board of directors to issue redeemable convertible preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”) which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions.

Choice of forum

Our bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.

However, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Consequently, this choice of forum provision does not apply to claims or causes of action brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction or the Securities Act. Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

In addition, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Additionally, our bylaws provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.

Exchange listing

Our Series A common stock is listed on The Nasdaq Global Market under the symbol “SGMT.”

Transfer agent and registrar

The transfer agent and registrar for our Series A common stock and Series B common stock is American Stock Transfer & Trust Company, LLC.